Exhibit (d)(2)

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), by and between SCIELE PHARMA, INC., a Delaware corporation (the “Company”), and LASALLE BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”) is effective as of October 9, 2008 (the “Effective Date”). Terms used herein but not otherwise herein defined have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of May 14, 2007 between the Company and the Trustee (the “Indenture”), pursuant to which the Company issued its 2.625% Contingent Convertible Senior Notes due 2027 (the “Notes”);

WHEREAS, the Company is a party to an Agreement and Plan of Merger, dated as of September 1, 2008 (the “Merger Agreement”) pursuant to which Tall Bridge, Inc., a Delaware corporation (the “Merger Subsidiary”), and an indirect wholly-owned subsidiary of Shionogi & Co., Ltd., a company organized under the laws of Japan (“Parent”) will merge with and into the Company and the Company will become an indirect wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) outstanding at the time of the Merger (other than Shares owned by the Merger Subsidiary, the Parent, the Company or any wholly-owned subsidiary of the Company or by stockholders, if any, who properly exercise their appraisal rights under Delaware law), will be cancelled in exchange for cash merger consideration of $31.00 per Share (the “Merger Consideration”);

WHEREAS, Section 10.15 of the Indenture provides that, as a condition precedent to the Merger, the Company will enter into this Supplemental Indenture to provide that following the Merger the Holder of each outstanding Note shall have the right to convert such Note into the amount of cash determined by calculating the Conversion Value using the price per share paid in the Merger as the Applicable Price pursuant to Section 10.08 of the Indenture;

WHEREAS, the Merger constitutes a Make-Whole Fundamental Change pursuant to Section 10.08(a) of the Indenture and as a result under Section 10.08 of the Indenture the Conversion Rate applicable to the Notes upon consummation of the Merger shall be increased to 38.13; and

WHEREAS, all other things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually agreed as follows:

1. Conversion Right. Subject to a Holder’s valid exercise of the conversion privilege in accordance with the Indenture, the Company hereby acknowledges and agrees that the Holder of each outstanding Note shall have the right to convert such Note into an amount of cash of $1,181.96 per $1000.00 in principal amount of the Note so converted.

2. Effectiveness. This Supplemental Indenture will become operative and binding upon each of the Company, the Trustee and the Holders of the Notes as of the day and year first above written.

3. References to and Effect on the Indenture. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires. Other than as supplemented by this Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

4. Trustee Acceptance. The Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity adequacy of this Supplemental Indenture or its enforceability against the Company.

5. Successors and Assignees. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts (including by facsimile), all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SCIELE PHARMA, INC.

By:	/s/ Darrell Borne
Name:	Darrell Borne
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

LASALLE BANK NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Frank A. Pierson
Name: Frank A. Pierson
Title: Assistant Vice President

By:	/s/ Alvita C. Griffin
Name: Alvita C. Griffin
Title: Assistant Vice President